Ex 10.35

xMax Equipment Purchase Agreement

xMax Equipment Purchase Agreement

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xMax Equipment Purchase Agreement

PARTIES

THIS AGREEMENT, effective the 24th day of November, 2012, by and between xG Technology, Inc., (“XGT”) doing business at 240 South Pineapple Avenue, Suite 701, Sarasota, Florida 34236, and Walnut Hill Telephone Company, Inc., (hereinafter “Walnut Hill” or “Customer”) doing business at P.O. Box 729, 120 East First Street Lewisville AR 71845

XGT and Customer are collectively referred to as the “Parties” or each “Party” throughout this Agreement.

This Agreement is subject to that AGREEMENT FOR ENGINEERING SERVICES, effective on even date between the Parties.

BACKGROUND

Walnut Hill Telephone Company established on April 26, 1901, serves over 5,700 lines in 6 exchanges across 5 counties in the southwest corner of Arkansas. The commercial and plant offices are located in Lewisville, Arkansas. There is also a local business office in Foreman, Arkansas. Walnut Hill Telephone Company serves a predominantly rural economic base centered on agriculture, timber, and oil production.

And, whereas the low population density base of Walnut Hill’s rural territory cannot economically support the high network costs required to provide telephone and Internet services at affordable end-user rates;

And, whereas financial support from federal subsidy mechanisms is central to Walnut Hill’s ability to economically provide such services;

And, whereas recent reforms to said federal subsidy mechanisms now require the deployment of high-quality, affordable broadband in order to maintain eligibility;

And, whereas XGT is a technology company that has developed innovative, patented communications technologies (xMax) which include, but are not limited to, cognitive radio solutions with the potential to offer carrier-class mobile broadband services operating in license-free spectrum using an end-to-end Internet Protocol (IP) system;

And, whereas Walnut Hill Telephone Company wishes to purchase specific quantities of xMax equipment for the servicing of their existing customers, as well as any additional customers that offering xMax services may bring (see Schedule A);

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And whereas XGT has conducted a preliminary engineering survey and network estimate of the cost to design and build a wireless broadband network for Customer;

And whereas simultaneous with this Agreement, Customer enters into a separate Engineering Services Agreement with XGT to design and build a wireless broadband network using xMax equipment;

And, whereas Walnut Hill Telephone Company wishes to purchase and XGT wishes to supply xMax equipment to Walnut Hill Telephone Company, for use with its existing and future customer base, on an exclusive basis within its service area;

And, whereas certain of the xMax equipment is subject to regulation and prior approval by the Federal Communications Commission (FCC), which approval has not been granted as of the date of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

AGREED TERMS

1.             PURCHASE AND SUPPLY OF xMAX EQUIPMENT

1.1           In accordance with, and subject to, the terms and conditions of this Agreement (including, without limitation, the Terms and Conditions of Supply set out in Schedule B), the Customer shall purchase and XGT shall supply such quantities of xMax equipment at such prices as are specified in Schedule A, conditioned upon the Customer having obtained favorable financing, such favorable financing to be determined at Customer’s sole discretion. XGT will execute this order upon notice from the Customer of acceptable finance.

1.2           The quantities of xMax equipment specified in Schedule A have been determined and agreed between the parties based upon a preliminary engineering survey and network estimate conducted by XGT in co-operation with the Customer and the subscriber uptake and coverage assumptions made therein. If the Customer wishes to purchase xMax equipment additional to the quantities specified in Schedule A and serves (an) additional order(s) on XGT then XGT agrees to supply such additional equipment at the prices specified in Schedule A, subject to XGT having served on the Customer a price change notice prior to service of any such additional order, in which case the prices specified in such price change notice shall apply. Save as provided as to price in the preceding sentence, each additional order shall be deemed to be a separate offer by the Customer to purchase xMax equipment on the terms of this Agreement, which XGT shall be free to accept or decline at its absolute discretion. If the Customer does not require the amount of xMax equipment specified in Schedule A, then XGT agrees that Customer may return any unused equipment and receive a refund of any such additional equipment at the prices specified in Schedule A.

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2.  FORCE MAJEURE

2.1   XGT shall not be liable for any damage, delays or failures to perform any obligation hereunder caused by factors beyond its reasonable ability to control, including (without limitation) changes in government regulations, acts of God, labor shortages, strikes, slowdowns, or other combined action of workmen, fires, floods, earthquakes, severe weather, serious accidents, epidemics, quarantines, wars, insurrections or riots, acts of civil or military authorities, transportation embargoes, destruction of production facilities, delays, shortages or interruptions to delivery of components and materials, , to the extent that (i) the delay extends more than thirty (30) days, (ii) was not caused by or the result of any conduct of XGT and (iii) was not reasonably foreseeable by XGT. In the event of an concurrence under Article 2, XGT may in its sole discretion allocate available goods among customers as it may determine or cancel orders without liability for any part thereof not shipped to the Customer upon refunding any allocable advance payments received for the canceled portion.

3.  INTEREST AND ATTORNEY'S FEES

3.1           Interest of 5% per year may be charged by XGT on accounts past due for more than ninety (90) days

3.2          The prevailing Party to any dispute related to this Agreement or the enforcement of this Agreement shall be entitled to reasonable and necessary attorney’s fees and costs from the non-prevailing Party.

4.  PENALTY CLAUSES

4.1           XGT assumes no liability arising from penalty or liquidated damage clauses of any kind, written or implied, unless approved in writing by XGT's duly authorized representative.

5.  INDEMNITY

5.1           Each party agrees to indemnify and hold the other harmless from and against any liability, direct loss, damages (including but not limited to consequential damages, lost profits, damage to good will, , costs, and or expenses) and attorney’s fees incurred as a direct result of the other party’s breach conduct of this Agreement., whether the claims are based in tort or contract. XGT further indemnifies and holds Walnut Hill Telephone Co. harmless from and against any liability, loss, damages (including but not limited to consequential damages, lost profits, damage to good will, costs, and or expenses) and attorney’s fees incurred as a result of any conduct of XGT’s Personnel.

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6.  LIMITED WARRANTY

6.1           XGT warrants that all goods manufactured and sold by it will be free from defect and in accordance with the highest professional standards of workmanship and materially conform to agreed specifications in accordance with federal law. . XGT further warrants that during the duration of the Agreement and for a period of two (2) years after the effective termination date, the Services will be conducted in accordance with industry standards and materially conform to agreed specifications, and XGT will undertake to take any action reasonably necessary to rectify, correct, repair or replace any non-conforming, defective or failing products and provide Services necessary to maintain the xMax wireless broadband network contemplated by this Agreement

8.  PROPRIETARY RIGHTS

8.1          Each Party shall continue to own all Background Technology (meaning all intellectual property rights and know-how, technical design, engineering and test data, manufacturing methodology, software, algorithms and other information and technology already owned or possessed by, known to, developed by or for one of the parties independent of the contract work performed hereunder, or with respect to which a Party may grant licenses to the other Party hereunder prior to or outside of the performance of this Agreement) it has provided to the other Party hereunder.

8.2         Technology developed by XGT and which does not to any extent contain any of Customer’s Background Technology shall be the property of XGT.

9.  WAIVER

9.1         Failure by any party hereto to enforce any of the provisions of this Agreement, or any rights with respect hereto, or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights, or elections or in any way affect the validity of this Agreement. The failure by any party to enforce any of said provisions, rights or elections shall not prejudice such party from later enforcing or exercising the same or any other provisions, rights, or elections it may have under this Agreement.

10.  FCC APPROVAL

10.1	Customer is hereby advised that certain of the equipment specified in Schedule A is subject to the FCC’s Rules (47 CFR §§ 2 and 15) and that such equipment will comply with the appropriate rules prior to delivery of such equipment; and, notwithstanding anything to the contrary in this Agreement, delivery of the equipment specified in Schedule A is contingent upon XGT’s compliance with the applicable equipment authorization and technical requirements of the FCC’s Rules (47 CFR §§ 2 and 15).

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11.  NOTICES

11.1         All notices provided for in this Agreement shall be given in writing either by personal delivery of such notice, or by depositing the same, postage prepaid, in United States certified mail, return receipt requested mail addressed to the parties respectively at the following addresses:

XGT:	xG Technology, Inc.
240 South Pineapple Avenue, Suite 701,
Sarasota, Florida 34236,

Customer:	Walnut Hill Telephone Co., Inc.
120 East First Street
Lewisville, AK 71845
Attn: __________________________

With copy to:	John T. Palter
Riney Palter PLLC
5949 Sherry Lane, Suite 1616
Dallas, Texas 75225

12.  MODIFICATIONS MUST BE IN WRITING

12.1         The terms and conditions of this Agreement shall not be modified or rescinded by agreement, conduct or waiver unless specifically agreed to in writing and executed by each of the Parties’ duly authorized representative.

13.  SEVERABILITY

13.1         The invalidity or unenforceability by law of all, or part of this Agreement, including any of the terms and conditions set forth in Schedule C, shall not invalidate the remainder of the Agreement or such terms and conditions and will not affect the other provisions hereof, and this Agreement and the terms and conditions will be construed in all respects as if such invalid or unenforceable provision were omitted.

14.  HEADINGS AND TITLES

14.1         All headings and titles in this Agreement have been inserted only to facilitate reference and shall not be taken into account in the interpretation of this Agreement.

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15.  ASSIGNMENT

15.1         Neither party shall have the right to assign or transfer any duties, rights or obligations due hereunder without the express written consent of the other party.

16.  ENTIRE AGREEMENT

16.1         This Agreement constitutes and expresses the entire agreement of the parties as to the equipment supplies to be provided hereunder. Except for the Non-Disclosure Agreement signed by the parties on September 4th 2012 which remains in full force and effect, All other previous matters, agreements, understandings and representations of whatever nature relating to this Agreement, either oral or written, are hereby superseded or canceled. No subsequent modification shall be valid unless and until reduced to writing and signed by the parties hereto.

17.  CHOICE OF LAW AND CONSENT TO JURISDICTION

17.1         This Agreement, including the terms and conditions set out in Schedule C, shall be construed and governed by the laws of the State of Florida. Customer agrees that any action to collect payment of an invoice or enforce any of provision of this Agreement or the terms and conditions may be brought in a court of competent jurisdiction in Sarasota County, Florida.

18.  MARKETING

18.1         Both parties agree that this contract can be publicly announced and jointly marketed for the mutual benefit of each.

19.  CERTIFICATIONS

19.1         There is an exception in the FCC’s regulations to the general prohibition rule, governing the marketing and sale of RF equipment prior to receiving FCC equipment certification, in FCC Rule Section 2.803(d), for the offer for sale to business and commercial users (but not an offer for sale to other parties or to end users located in a residential environment) of an RF device that is in the conceptual, developmental or pre-production stage provided  that the prospective buyer is advised in writing at the time of the offer for sale that the equipment is subject to the FCC rules and that the equipment will comply with the appropriate rules prior to delivery of the equipment. This contract is hereby made subject to such advisory and FCC regulations.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate and their signatures affixed thereto as of the day and year first above written.

Walnut Hill Telephone Company		xG Technology, Inc.

By:	/s/ Larry C. Townes	By:	/s/ John C. Coleman

Title:	President	Title:	CEO

Date: 11/24/2012

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SCHEDULE A - EQUIPMENT ORDER

Product	Qty.	Unit Price	Ext. Price
xAP (Network Access Points)	6	$15,000	$90,000
xMSC	1	$49,999	$49,999
xMOD	48	$100	$4,800
xG Voice Application	48	$10	$480
xDrive Software(1 Seat)	1	$3,500	$3,500
MIMO Antennas (2 per xAP)	12	$500	$6,000
TOTAL			$154,779

*Package price includes volume discount – up to 8 xMods per xAP will be available for each xAP purchase.

All poles, masts, towers, sites, power, access to the Internet through Walnut Hill’s DSL and Fiber network access or otherwise and other infrastructure not expressly provided for above are to be provided by Customer at Customer’s entire expense (whereas network design and build services are to be provided by XGT under an Engineering Services Agreement being entered into simultaneously to this Agreement).

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SCHEDULE B – TERMS AND CONDITIONS OF SUPPLY

All prices are given and all orders are accepted and all sales are expressly made conditional on Customer's assent to these terms and conditions notwithstanding any offers to purchase by Customer containing different or additional provisions. Customer's acceptance of the goods shall, in any event, constitute acceptance of these terms and conditions, and Customer's agreement that they control over any terms, correspondence or forms supplied by Customer at any stage of the transaction.

PRICES

Customer's modifications shall not be effective unless accepted in writing by XGT’s duly authorized representative (which acceptance may or may not be given at XGT’s entire discretion). Acceptance may be conditioned upon Customer's acceptance of intervening price changes and price changes related to such modifications or any other conditions proposed by XGT.

TAXES

The amount of any present or future sales, use, excise, or similar taxes, applicable to the ordered goods shall be added to the price and paid by the Customer, unless the Customer timely provides XGT with a tax exemption certificate acceptable to XGT with the order.

PRODUCT MODIFICATIONS AND SUBSTITUTIONS

XGT reserves the right to change or modify at any time any product or any materials used in the fabrication of products, or to discontinue the manufacture of any product, without any obligation or other liability with respect thereto.

PAYMENT

Payment for xMax products shall be made by Customer, within 30 days of equipment receipt.

SHIPMENT AND DELIVERY

All xMax Products shall be delivered FCA (Incoterms 2000), XGT’s facility. XGT reserves the right to make partial shipments. Pro rata payments become due as partial shipments are made. Delivery information and schedules are approximate. Delivery is contingent upon satisfaction of the condition in Paragraph 10 of this Agreement.

DAMAGED OR LOST SHIPMENTS

When goods have been delivered to a carrier for shipment, the risk of loss passes to the Customer and XGT's responsibility for delivery ends, but XGT agrees to furnish duplicate bills of lading and otherwise render reasonable assistance in making claims for damages against the carrier. Shipment should be examined carefully before being accepted from the carrier. XGT assumes no responsibility for damages after having received "in good order" receipts from a carrier at shipping point and all loss, damage and delay in transit are at Walnut Hill’s risk.

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If goods are damaged with their container intact, Customer must file a fully completed "Concealed Damage Report" with the carrier and, in any event, send a copy thereof to XGT within 24 hours after receipt of shipment by Customer. Claims for shortages or non-conforming shipments must be made in writing and sent to XGT within 5 days of Customer's receipt of shipment. Failure to give such notice shall be deemed unqualified acceptance and a waiver by the Customer with any claim with respect to the shipment.

CANCELLATION

After acceptance of an order by XGT, orders cannot be canceled by Customer without XGT's written consent (which consent may or may not be given at XGT’s entire discretion) and then only upon terms that will compensate XGT for all costs and expenses (including any engineering and /or fabrication charges) applicable to the canceled order.

RETURNS

XGT will not accept goods for return or credit, other than for claimed warranty, unless XGT’s written permission has been first obtained (which permission may not be reasonably withheld) and Customer receives a returned material authorization form issued by XGT's duly authorized representative. Risk of loss for returned goods will remain with Customer and Customer shall reimburse XGT for any costs it incurs in connection with the shipment and return of goods including, but not limited to a 5% handling, examination, and re-packing charge. Goods fabricated to order are not returnable under any circumstances except for approved warranty claim.

CONDITIONS OF RESALE

All the terms and conditions set out herein shall be binding upon Customer and all subsequent owners and users of these goods. Without limitation of the foregoing, however, the goods identified herein are subject to the condition that they shall not, nor any portion of them, by way of trade or otherwise, be lent, resold, or otherwise conveyed without similar conditions, including this condition, being imposed on subsequent borrower, purchaser, or transferee.

CUSTOMER'S MODIFYING OR CONFLICTING TERMS

All orders are accepted and all sales are made subject only to the terms and conditions of this Agreement, including the terms and conditions set out in this Schedule B., This statement is intended as a final, complete, and exclusive statement of the parties' agreement. All statements, representations, agreements, changes of any kind and agreements not incorporated herein are excluded and are superseded hereby. No course of prior dealings between XGT and Customer and no usage of trade shall be used to supplement any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement.

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